                                                                     EXHIBIT 2.1
================================================================================

                         Agreement and Plan of Merger

                         dated as of February 11, 2000

                                     among

                            Mediconsult.Com, Inc.,

                         Northstar Acquisition, Inc.,

                       Web North Star Interactive Corp.,

                                Cheryl Harris,
                               Joseph McCallion,
                              Khurshed F. Birdie
                                      and
                               Charles Stafford


================================================================================

                               Table Of Contents

     ARTICLE I THE MERGER..........................................................................   1

Section 1.1.     The Merger........................................................................   1
Section 1.2.     Closing...........................................................................   2
Section 1.3.     Effective Time....................................................................   2
Section 1.4.     Effects of the Merger.............................................................   2
Section 1.5.     Certificate of Incorporation and By-Laws..........................................   2
Section 1.6.     Directors.........................................................................   2
Section 1.7.     Officers..........................................................................   2
Section 1.8.     Tax-Free Reorganization...........................................................   2

   ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY;
   EXCHANGE OF CERTIFICATES........................................................................   3

Section 2.1.     Effect on Capital Stock...........................................................   3
     (a)         Cancellation of Treasury Stock....................................................   3
     (b)         Merger Consideration; Conversion of Company Common Stock..........................   3
     (c)         Receivables Consideration.........................................................   3
     (d)         Cancellation of Sub Stock.........................................................   4
Section 2.2.     Exchange of Certificates..........................................................   4
     (a)         MCNS to Provide Merger Consideration..............................................   4
     (b)         Exchange Procedure................................................................   4

   ARTICLE III REPRESENTATIONS AND WARRANTIES......................................................   4

Section 3.1.     Representations and Warranties of the Company and the Shareholders................   4
     (a)         Organization, Standing and Power..................................................   5
     (b)         Authority; Binding Agreements.....................................................   5
     (c)         Capitalization; Equity Interests..................................................   5
     (d)         Conflicts; Consents...............................................................   6
     (e)         Financial Information.............................................................   6
     (f)         Absence of Changes................................................................   7
     (g)         Assets, Property and Related Matters; Real Property...............................   8
     (h)         Intellectual Property.............................................................   9
     (i)         Insurance.........................................................................  10
     (j)         Agreements, Etc...................................................................  11
     (k)         Litigation, Etc...................................................................  11
     (l)         Compliance; Governmental Authorizations...........................................  11
     (m)         Labor Relations; Employees........................................................  12
     (n)         Accounts Receivable...............................................................  14
     (o)         Customers.........................................................................  14
     (p)         Accounts Payable..................................................................  14
     (q)         Related Party Transactions........................................................  14
     (r)         Taxes                                                                               15
     (s)         Disclosure........................................................................  16

     (t)         Bank Accounts; Powers-of-Attorney.................................................  16
     (u)         Brokers...........................................................................  16
Section 3.2.     Representations and Warranties by MCNS and Sub....................................  16
     (a)         Organization, Standing and Power..................................................  17
     (b)         Authority; Binding Agreements.....................................................  17
     (c)         Conflicts; Consents...............................................................  17
     (d)         Capitalization....................................................................  18
     (e)         SEC Documents; Financial Statements...............................................  18
     (f)         Brokers...........................................................................  19

   ARTICLE IV  ADDITIONAL AGREEMENTS...............................................................  19

Section 4.1.     Payment of Accounts Payable.......................................................  19
Section 4.2.     Expenses..........................................................................  19
Section 4.3.     Conduct of Business...............................................................  19
Section 4.4.     Further Assurances................................................................  19
Section 4.5.     Releases; Prior Compensation......................................................  20
Section 4.6.     Public Announcements..............................................................  20

   ARTICLE V  CONDITIONS PRECEDENT.................................................................  20

Section 5.1.     Conditions to Obligations of MCNS and Sub.........................................  20
     (a)         Authorization.....................................................................  20
     (b)         Representations and Warranties....................................................  20
     (c)         Consents, Amendments and Terminations.............................................  21
     (d)         Certificates......................................................................  21
     (e)         Opinion of Counsel................................................................  21
     (f)         Consulting Agreements.............................................................  21
     (g)         Employee Agreements...............................................................  21
     (h)         Investment Agreement..............................................................  21
     (i)         Escrow Agreement..................................................................  21
     (j)         Books and Records.................................................................  21
     (k)         Share Certificates and Letter of Transmittal......................................  21
     (l)         Good Standing Certificates........................................................  21
     (m)         Officer and Director Resignations.................................................  22
     (n)         Other Documents...................................................................  22
Section 5.2.     Conditions of Obligations of Shareholders.........................................  22
     (a)         Authorization.....................................................................  22
     (b)         Representations and Warranties....................................................  22
     (c)         Consulting Agreements.............................................................  22
     (d)         Certificate.......................................................................  22
     (e)         Opinion of Counsel................................................................  22
     (f)         Payments..........................................................................  22
     (g)         Other Documents...................................................................  22

   ARTICLE VI  INDEMNITY...........................................................................  23

Section 6.1.     Indemnification...................................................................  23
Section 6.2.     Limitations.......................................................................  24
Section 6.3.     No Election.......................................................................  24

     ARTICLE VII  MISCELLANEOUS....................................................................  25

Section 7.1.     Entire Agreement..................................................................  25
Section 7.2.     Termination.......................................................................  25
Section 7.3.     Descriptive Headings; Certain Interpretations.....................................  25
Section 7.4.     Notices...........................................................................  26
Section 7.5.     Counterparts......................................................................  26
Section 7.6.     Survival..........................................................................  26
Section 7.7.     Benefits of Agreement.............................................................  27
Section 7.8.     Amendments and Waivers............................................................  27
Section 7.9.     Assignment........................................................................  27
Section 7.10.    Enforceability....................................................................  27
Section 7.11.    GOVERNING LAW.....................................................................  27


                                   EXHIBITS


EXHIBIT A    Form of Consulting Agreement for Joseph McCallion
EXHIBIT B    Form of Consulting Agreement for Cheryl Harris
EXHIBIT C    Form of Investment Agreement
EXHIBIT D    Form of Escrow Agreement
EXHIBIT E    Form of Employee Agreement
EXHIBIT F    Form of Certificate of Officer of the Company
EXHIBIT G    Form of Certificate of Secretary of the Company
EXHIBIT H    Form of Certificate of Shareholders of the Company
EXHIBIT I    Form of Opinion of Putney, Twombly, Hall & Hirson LLP
EXHIBIT J    Form of Letter of Transmittal
EXHIBIT K    Form of Certificate of Officer of MCNS
Exhibit L    Form of Opinion of Covington & Burling

                                    ANNEXES

Annex I   Certain Company Employees
Annex II  Allocation of Merger Consideration

                                   SCHEDULES

3.1(c)         Capitalization; Equity Interests
3.1(d)         Conflicts
3.1(e)(i)      Financial Information
3.1(e)(ii)     Financial Information
3.1(f)         Absence of Charges
3.1(g)(i)      Assets, Property and Related Matters; Real Property
3.1(g)(ii)     Assets, Property and Related Matters; Real Property
3.1(h)         Intellectual Property
3.1(i)         Insurance
3.1(j)         Agreements
3.1(l)         Compliance; Governmental Authorization
3.1(m)(ii)     Labor Relations; Employees
3.1(n)         Accounts Receivable
3.1(o)         Customers
3.1(p)         Accounts Payable
3.1(q)         Related Party Transactions
3.1(r)         Taxes
3.1(t)         Bank Accounts; Powers-of-Attorney

                                                                     Exhibit 2.1


          Agreement and Plan of Merger (the "Agreement"), dated as of February 11, 2000, among Web North Star Interactive Corp., a New York corporation (the "Company"), Cheryl Harris, Joseph McCallion, Khurshed F. Birdie and Charles Stafford, (each a "Shareholder," and collectively, the "Shareholders"), Northstar Acquisition, Inc., a New York corporation ("Sub"), and Mediconsult.com, Inc., a Delaware corporation ("MCNS").
          ------------------------------------------------------------

               The Company is engaged in the business of developing, owning and marketing certain market research software (the "Business"), and the Company and MCNS desire that Sub be merged (the "Merger") into the Company as a result of which the Company will become a wholly owned subsidiary of MCNS. The Board of Directors of each of the Company, Sub and MCNS, and the Shareholders, each have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement As a result of the Merger, all of the issued and outstanding shares of the Company's common stock, no par value (the "Company Common Stock"), will be converted into the right to receive shares of common stock, $0.001 per share par value (the "MCNS Common Stock") of MCNS and certain cash consideration as described in Article II of this Agreement . All references to the Company shall be deemed to be references to the Company and its predecessor business.

               As a condition to Sub and MCNS's obligation to consummate the Merger, (i) Joseph McCallion and Cheryl Harris will each enter into consulting and non-competition agreements with MCNS in the forms attached hereto as Exhibit A and Exhibit B, respectively (the "Consulting Agreements"), (ii) the Shareholders will enter into Investment Agreements relating to the MCNS Common Stock in the form attached hereto as Exhibit C (the "Investment Agreements"),
(iii) The Shareholders will enter into an escrow agreement relating to the Merger Consideration in the form attached hereto as Exhibit D (the "Escrow Agreement"), and (iv) Certain employees of the Company as identified on Annex I will enter into an employee agreement in the form attached hereto as Exhibit E (the "Employee Agreements," and, together with the Consulting Agreements, the Investment Agreements, and the Escrow Agreement, the "Operative Documents").

               The parties to this Agreement intend that the Merger qualify as a "reorganization" within the meaning of Section 368 (a) of the Internal Revenue Code of 1986, as amended (the "Code").

               In consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                  The Merger
                                  ----------

               SECTION 1.1.  The Merger.  Upon the terms and subject to the
                             ----------
conditions set forth in this Agreement, and in accordance with the New York Business Corporation Law ("New York Law"), Sub shall be merged with and into the Company at the Effective Time of the Merger (defined below). Following the Merger, the separate corporate existence of Sub shall cease and the

Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with New York Law.

               SECTION 1.2.  Closing. The closing of the Merger (the "Closing")
                             -------
will take place at 10:00 a.m. on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article V) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article V, at the offices of Covington & Burling, 1330 Avenue of the Americas, New York, New York 10019, unless another date or place is agreed to in writing by the parties (such date upon which the Closing occurs, the "Closing Date").

               SECTION 1.3.  Effective Time. As soon as practicable following
                             --------------
the satisfaction or waiver of the conditions set forth in Article V, the parties shall file a copy of the articles of merger or other appropriate documents in the office of the New York Secretary of State (the "Certificate of Merger"), executed in accordance with the relevant provisions of New York Law, and shall make all other filings or recordings required under New York Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the New York Secretary of State in accordance with Section 904 of New York Law (the time the Merger becomes effective, the "Effective Time of the Merger").

               SECTION 1.4.  Effects of the Merger. The Merger shall have the
                             ---------------------
effects set forth in the New York Law.

               SECTION 1.5.  Certificate of Incorporation and By-Laws.  (a)  The
                             ----------------------------------------
Certificate of Incorporation of Sub as in effect at the Effective Time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation, until changed or amended.

               (b) The By-Laws of Sub as in effect at the Effective Time of the Merger shall be the By-Laws of the Surviving Corporation, until changed or amended.

               SECTION 1.6.  Directors. The directors of Sub at the Effective
                             ---------
Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

               SECTION 1.7.  Officers. The officers of Sub at the Effective Time
                             --------
of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

               SECTION 1.8.  Tax-Free Reorganization. The Merger is intended to
                             -----------------------
be a reorganization within the meaning of Section 368 (a) of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.


                                  ARTICLE II

     Effect of the Merger on the Capital Stock of the Company; Exchange of
     ---------------------------------------------------------------------
                                 Certificates
                                 ------------

               SECTION 2.1.  Effect on Capital Stock.  As of the Effective Time
                             -----------------------
of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company (including the Shareholders) or any shares of capital stock of Sub:

          (a)  Cancellation of Treasury Stock.  Each share of the Company Common
               ------------------------------
Stock that is held by the Company as treasury stock or owned by the Company or any subsidiary of the Company, in each case immediately prior to the Effective Time of the Merger, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b)  Merger Consideration; Conversion of Company Common Stock. Subject
               --------------------------------------------------------
to Section 2.1(b), all of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into the right to receive, in the aggregate, (i) 435,161 fully paid and non-assessable shares of MCNS Common Stock (the "Stock Consideration"), (ii) the Receivables Consideration (as defined, and payable as set forth, in subsection
(c) below). The Stock Consideration and the Receivables Consideration together are the "Merger Consideration." A portion of the Stock Consideration equal to 46,622 shares MCNS Common Stock (the "Escrow Shares") shall be deposited in escrow pursuant to Section 2.2(b) hereof and held and disposed of in accordance with the terms of the Escrow Agreement. The Merger Consideration shall be allocated among the Shareholders as set forth in Annex II hereto. As of the Effective Time of the Merger, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of the certificate representing such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2(b). The Merger Consideration shall be the sole consideration to the Shareholders in connection with this Agreement.

          (c)  Receivables Consideration.. On the ninetieth day from the Closing
               -------------------------
Date (the "Adjustment Date") MCNS shall deliver to the Shareholders a notice (the "Accounts Collected Notice") containing a true and correct list of the Accounts Collected as of the Payment Date. The excess of (x) the Accounts Collected over (y) the Cash Detriment shall constitute the "Receivables Consideration". Within three business days of the Payment Date, MCNS shall deliver a pro rata portion (based on each Shareholder's percentage interest as set forth on Annex II hereto) of the Receivables Consideration to each Shareholder, by wire transfer of immediately available funds to such accounts as shall have been identified to MCNS by the Shareholders after delivery of the Accounts Collected Notice. "Accounts Collected" shall mean the dollar amount actually received by MCNS as of the Payment Date in respect of the Accounts Receivable listed on Section 3.1(n) of the Disclosure Schedule and without the performance by MCNS or the Surviving Corporation of additional services. The "Cash Detriment" shall mean the amount by which the sum of (i) the aggregate amount of the Accounts Payable listed on Section 3.1(p) of the Disclosure Schedule, (ii) the amount owed to MCNS by the Company as of Closing pursuant to a certain promissory note between MCNS and the Company dated January 28, 2000 and (iii) the aggregate amount owed to employees of the Company under pay to stay agreements, exceeds $200,000.

          (d)  Cancellation of Sub Stock.  Each issued and outstanding share of
               -------------------------
the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

          SECTION 2.2.  Exchange of Certificates.
                        ------------------------

          (a)  MCNS to Provide Merger Consideration. After the Effective Time of
               ------------------------------------
the Merger, MCNS shall cause its transfer agent to promptly deliver the certificates representing the Merger Consideration.

          (b)  Exchange Procedure.  (i) Upon surrender of a certificate
               ------------------
representing shares of Company Common Stock ("Certificate") for cancellation to MCNS or to such agent or agents as may be appointed by MCNS, together with a stock power duly executed in blank, and such other documents as may reasonably be required by MCNS or such agent, the holder of such Certificate shall, subject to the provisions of Section 2.1(c) clause (ii) of this subsection (b), be entitled to receive in exchange therefor the Merger Consideration.

               (ii) The shares of MCNS Common Stock to be issued and delivered as Merger Consideration shall be delivered to the respective Shareholder and to the escrow agent pursuant to the Escrow Agreement in the amounts set forth on Annex II. All shares delivered to the escrow agent shall be issued in the name of the respective shareholder pursuant to a stock power executed by the respective shareholder and under the terms and conditions and subject to transfer as provided in the Escrow Agreement.

                                  ARTICLE III

                        Representations and Warranties
                        ------------------------------

          SECTION 3.1.  Representations and Warranties of the Company and the
                        -----------------------------------------------------
Shareholders. The Company and the Shareholders jointly and severally represent
------------
and warrant to MCNS and Sub as follows:

          (a)  Organization, Standing and Power.  The Company (i) is a
               --------------------------------
corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction set forth in Section 3.1(a) of the Disclosure Schedule. Section 3.1(a) of the Disclosure Schedule also sets forth each other jurisdiction in which such qualification is necessary because of the property owned, leased or operated by the Company or because of the nature of its business as now being conducted. The Company has delivered to MCNS complete and correct copies of its articles of incorporation and by-laws and all amendments thereto to the date hereof and has made available to MCNS its minute books and stock records. Section 3.1(a) of the Disclosure Schedule contains a true and correct list of the directors and officers of the Company as of the date of this Agreement and at all times since the last action of the board of directors and the Shareholders.

          (b)  Authority; Binding Agreements.  The Company and each Shareholder
               -----------------------------
has the legal power and capacity to enter into this Agreement, and all other agreements and documents to which the Company or such Shareholder is a party as contemplated by this Agreement. This Agreement and such other agreements and documents are, or upon execution and delivery thereof will be, the valid and binding obligations of the Company and each Shareholder, enforceable against the Company and such Shareholder in accordance with their respective terms.

          (c)  Capitalization; Equity Interests. The authorized capital stock of
               --------------------------------
the Company consists of 500 shares of Company Common Stock. At the time of execution of this Agreement, 120.51 shares of Company Common Stock were issued and outstanding. The Shareholders own of record and beneficially all of the outstanding capital stock of the Company. Section 3.1(c) of the Disclosure Schedule contains a true and correct list of the number of such shares of capital stock owned by each Shareholder. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any securities of the type described in the two immediately preceding sentences. The Company does not have any subsidiaries nor does it own or hold any equity or other security interests in any other entity. The Company is not subject to any liability for any claim that it violated any applicable Federal or state securities laws in connection with the issuance of capital stock. For purposes of this Agreement, a "subsidiary" of any person means another person, where the amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and a "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity (governmental or private).

          (d)  Conflicts; Consents.  Neither the execution and delivery of this
               -------------------
Agreement or any other agreement or document to which any Shareholder is a party as contemplated by this Agreement, the consummation of the transactions contemplated hereby or thereby nor compliance by the Company or any Shareholder with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the articles of incorporation, by-laws or other constitutive documents of the Company, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any material license, franchise, permit, agreement or other instrument or obligation to which the Company or any Shareholder is a party, or by which the Company or any Shareholder or the Company's or any Shareholder's properties or assets, may be bound or affected, except for such conflicts, breaches or defaults as to which requisite waivers or consents have been obtained before the Closing (which waivers or consents are set forth in Section 3.1(d) of the Disclosure Schedule),
(iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the Company or any Shareholder or the Company's or any Shareholder's properties or assets or (iv) result in the creation or imposition of any Claim upon any Company Common Stock or any property or assets used or held by the Company. No consent or approval by, or any notification of or filing with, any person is required in connection with the execution, delivery and performance by any Shareholder of this Agreement or any other agreement or document to which such Shareholder is a party as contemplated by this Agreement or the consummation of the transactions contemplated hereby or thereby except as set forth in Section 3.1(d) of the Disclosure Schedule.

          (e)  Financial Information. (i) The following financial statements are
               ---------------------
     contained in Section 3.1(e)(i) of the Disclosure Schedule:

          (A) the unaudited balance sheets of the Company as of December 31, 1999 and the related statement of operations for the year then ended; and

          (B) the unaudited monthly balance sheets of the Company as of the end of each month commencing January 1, 2000 through the month end immediately prior to the date of this Agreement and the related statement of operations for each such month..

Except as indicated in Section 3.1(e) of the Disclosure Schedule, all such financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods and fairly present the financial condition, results of operations and cash flows of the Company. The balance sheets of the Company as at the dates set forth present fairly the financial position of the Company as at the dates thereof, and the related statements of operations of the Company for each of the respective specified periods then ended present fairly the results of operations of the Company for each of the respective periods then ended. For the purposes of this Agreement, all financial statements referred to in this paragraph shall include any notes and schedules to such financial statements.

               (ii) Except as set forth in Section 3.1(e)(ii) of the Disclosure Schedule, there were no liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) in respect of the Company which were not shown or provided for on the balance sheets of the Company to which such liabilities or obligations relate. All reserves established by the Company are reflected on the balance sheets of the Company or in the footnotes to the combined financial statements of the Company and are adequate and there are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for on such balance sheets.

          (f)  Absence of Changes.  Except as set forth in Section 3.1(f) of the
               ------------------
Disclosure Schedule, since December 31, 1999, the Company has been operated in the ordinary course consistent with past practice and there has not been:

               (i) any material adverse change in the condition (financial or otherwise) of the assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings, business or prospects of the Company (a "Company Material Adverse Effect");

               (ii) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company, other than obligations under customer contracts, current obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

               (iii) any payment, discharge or satisfaction of any claim or obligation of the Company, except in the ordinary course of business and consistent with past practice;

               (iv) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any such shares;

               (v) any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company;

               (vi) any sale, assignment, pledge, encumbrance, transfer or other disposition of any tangible asset of the Company, except as contemplated by this Agreement, or any sale, assignment, transfer or other disposition of any patents, trademarks, service marks, trade names, copyrights, licenses, franchises, know-how or any other intangible assets;

               (vii) any creation of any material claim or other encumbrance on any property of the Company;

               (viii) any material write-down of the value of any asset of the Company or any material write-off as uncorrectable of any accounts or notes receivable or any portion thereof;

               (ix) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Company;

               (x) any capital expenditure or commitment or addition to property, plant or equipment of the Company, individually or in the aggregate, in excess of $10,000;

               (xi) any general increase in the compensation of employees of the Company (including any increase pursuant to any bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or any increase in any such compensation or bonus payable to any officer, shareholder, director, consultant or agent of the Company having an annual salary or remuneration in excess of $25,000;

               (xii) any material damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of the Company;

               (xiii) any change in the independent public accountants of the Company or in the accounting methods or accounting practices, tax methods or tax practices followed by the Company or any change in depreciation or amortization policies or rates;

               (xiv)  any agreement or action not otherwise referred to in items
(i) through (xiii) above entered into or taken that is material to the Company;
or

               (xv) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xiv).

          (g)  Assets, Property and Related Matters; Real Property. (i) The
               ---------------------------------------------------
Company has good title to, or a valid leasehold interest in, as applicable, all of the assets reflected on the financial statements contained in Section 3.1(e)(i) of the Disclosure Schedule, free and clear of all Claims. Such assets
(A) are in good operating condition and repair, subject to ordinary wear and tear and (B) constitute all of the properties, interests, assets and rights held for use or used in connection with the business and operations of the Company and constitute all those necessary to continue to operate the business of the Company consistent with current and historical practice. All items of personal property owned by the Company with an original cost or book value in excess of $5,000 are listed in Section 3.1(g)(i) of the Disclosure Schedule.

               (ii) Section 3.1(g)(ii) of the Disclosure Schedule sets forth a list of all personal property owned or leased by the Company. With respect to property leased by the Company, (i) the Company is the owner and holder of all the leasehold interests and estates purported to be granted by such leases, (ii) all leases to which the Company is a party are in full force and effect and constitute valid and binding obligations of the Company and, to the knowledge of the Company and the Shareholders, of the other parties thereto, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles, and (iii) the Company has made available to MCNS true and complete copies of all written leases with respect to the property listed in Section 3.1(g)(ii) of the Disclosure Schedule. There exists no default, or any event which upon notice or the passage of time, or both, would give rise to any default, in the performance by the Company or by any lessor under any lease. Except as set forth in Section 3.1(g)(ii) of the Disclosure Schedule, the Company has not, and to the knowledge of the Company and the Shareholders, no other person has, granted any oral or written right to anyone other than the Company to lease, sublease or otherwise occupy any of the properties described in Section 3.1(g)(ii) of the Disclosure Schedule through the end of the applicable lease periods. The Company does not own any real property.

               (iii) The real estate listed in Section 3.1(g)(ii) of the Disclosure Schedule and all appurtenances and improvements, as used, constructed or maintained by the Company at any time, conform to applicable Federal, state, local and foreign laws and regulations. To the knowledge of the Company and the Shareholders, the use of the buildings and structures located on such real property or any appurtenances or equipment does not violate any restrictive covenants or encroach on any property owned by others. No condemnation proceeding is pending or, to the knowledge of the Company and the Shareholders, threatened which would preclude or impair the use of any such property by the Company for the uses for which they are intended.

          (h)  Intellectual Property. (i) Except as set forth in Section 3.1(h)
               ---------------------
of the Disclosure Schedule, the Company owns or has a valid right to use the Intellectual Property Rights (as defined below) being used to conduct its business as now operated (the "Necessary IP Rights") (a complete list of such Necessary IP Rights and of licenses and registrations of such Necessary IP Rights is attached hereto as part of Schedule 3.1(h) of the Disclosure Schedule); and, the conduct of its business as now operated does not and will not conflict with or infringe upon the Intellectual Property Rights of others. No claim is pending or, to the knowledge of the Company and the Shareholders, threatened against the Company or any of its officers, employees or consultants to the effect that any such Necessary IP Right owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company. Except pursuant to the terms of any licenses specified on
Section 3.1(h) of the Disclosure Schedule, the Company has no obligation to compensate any Person for the use of any such Necessary IP Rights and the Company has not granted any Person any license or other right to use any of the Necessary IP Rights of the Company, whether requiring payment of royalties or not. "Intellectual Property Rights" means rights in (i) any patent, copyright, service marks, trade dress, trade name, licenses, franchises or domain name (regardless of whether such rights have been registered), (ii) registrations and applications for registration of any of the rights listed in clause (i) of this definition, (iii) trade secrets, confidential information, know-how, moral rights, processes, goodwill and any such other intangible assets of the Company, and (iv) data of any kind, including any rights to use Personally-Identifiable Data, (v) the likeness, name, signature, voice or other personal characteristics of any Person, and (vi) any other proprietary or intellectual property rights of any kind. "Personally-Identifiable Data" means any data containing personally-identifiable information relating to any natural Person, or any e-mail address.

               (ii) The Company has taken all reasonable measures to protect and preserve the security, confidentiality, value and ownership of, or right to use/license, its Necessary IP Rights, including trade secrets and other confidential information and to obtain authorization, through privacy policies, notices, consents or otherwise, to use Personally-Identifiable Data in the Company's business as conducted and proposed to be conducted. All employees and consultants of the Company involved in the design, review, evaluation or development of products or Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements sufficient to protect the confidentiality and value of the Necessary IP Rights and to vest in the Company exclusive ownership of, or right to use/license such Necessary IP Rights. All trade secrets and other confidential information constituting Necessary IP Rights are presently valid and protectible and are not part of the public domain or knowledge, nor, to the knowledge of the Company and the Shareholders, have they been used, divulged or appropriated for the benefit of any Person other than the Company or otherwise to the detriment of the Company. To the knowledge of the Company and the Shareholders, no employee or consultant of the Company has used any trade secrets or other confidential information of any other Person in the course of their work for the Company. The Company is the exclusive owner or licensee of all right, title and interest in its Necessary IP Rights as purported to be owned or licensed by it (other than commercially available "off the shelf" software ), and the Necessary IP Rights are valid and in full force and effect. The Company has not granted any options, exclusive licenses, assignments or agreements of any kind relating to (i) ownership in the Necessary IP Rights or (ii) the marketing or distribution of products or services embodying the Necessary IP Rights. Neither the Company nor any of the Company's officers, employees or consultants has received notice of, and to the knowledge of the Company and the Shareholders, there are no claims that the Necessary IP Rights or the use or proposed use thereof by the Company infringes, violates or conflicts with, or will infringe, violate or conflict with, any such right of any third party.

               (iii) Except as disclosed on Section 3.1(h) of the Disclosure Schedule, the Company has not entered into any agreement to indemnify any Person other than the Company against any charge of infringement of any third-party Intellectual Property Rights, except infringement indemnities agreed to in the ordinary course of business.

               (iv) Without limiting the foregoing, the Company has licensed or otherwise possesses the right to use all software, databases and system or user documentation in use on or in connection with any computer owned or leased by the Company or server hosted for the Company ("Internal Use Software") as such Internal Use Software is used in connection with the business of the Company as presently conducted either (i) by means of individually purchased or otherwise lawfully and validly acquired licenses that authorize the use of such Internal Use Software together with all other copies of such software used by the Company, or (ii) by means of ownership of Intellectual Property rights in software through development by employees or assignment by third parties. The Company believes, but does not warrant, it can obtain on commercially reasonable terms any additional rights in such Internal Use Software necessary for its business as proposed to be conducted.

               (v) The Company possesses complete and accurate records of all rights it holds to use Personally-Identifiable Data, including but not limited to records of all privacy policies, terms and conditions, or other agreements and understandings pursuant to which such Personally-Identifiable Data was collected or provided.

          (i)  Insurance.  Section 3.1(i) of the Disclosure Schedule contains a
               ---------
true and complete list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance held by the Company. True and complete copies of such policies have been delivered or made available for inspection and copy by MCNS. All insurance policies are in the name of the Company, outstanding and in full force and effect, all premiums with respect to such policies are currently paid and such policies will not be affected by, or terminated or lapse by reason of, the transactions contemplated by this Agreement. The Company has not received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies. No claim under any such policy is pending.

          (j)  Agreements, Etc. Section 3.1(j) of the Disclosure Schedule
               ----------------
contains a true and complete list of all written or oral contracts, agreements and other instruments (except for written and oral contracts, agreements, and other instruments which, as of the Closing, have been fully performed by all parties thereto) to which the Company is a party (i) relating to indebtedness for money borrowed or capital leases, (ii) of duration of six months or more from the date hereof and not cancelable without penalty on 30 days or less notice, (iii) relating to commitments in excess of $10,000, (iv) relating to the employment, termination, or compensation of any director, officer, employee, consultant or other agent of the Company, (v) relating to the sale or other disposition of any assets, properties or rights, (vi) relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixture or similar property, (vii) between the Company and any Shareholder or affiliate of any Shareholder, (viii) that restricts the operation of the Company anywhere in the world or (ix) that is otherwise material to the Company or entered into other than in the ordinary course of business. The Company is not in default under any such agreement or instrument where such default could, singly or in the aggregate with defaults under other agreements or instruments, have a Company Material Adverse Effect and, to the knowledge of the Company and the Shareholders, all such agreements or instruments are in full force and effect. The Company has furnished to, or made available for inspection and copy by, MCNS true and complete copies of all documents described in Section 3.1(j) of the Disclosure Schedule.

          (k)  Litigation, Etc. There have not been since the inception of the
               ----------------
Company, nor are there, any suits, actions, claims, investigations or legal or administrative or arbitration proceedings in respect of the Company, pending or, to the knowledge of the Company and the Shareholders, threatened, whether at law or in equity, or before or by any Federal, foreign, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality. There have not been since the inception of the Company, nor are there any judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company or any Shareholder or any of their respective assets or properties.

          (l)  Compliance; Governmental Authorizations. (i) The Company has
               ---------------------------------------
complied and is in compliance with all Federal, state, local and foreign laws, ordinances, regulations, interpretations and orders (including those relating to disposal of materials, environmental protection and occupational safety and health) applicable to it. The Company has all Federal, state, local and foreign governmental licenses and permits necessary to conduct its business as presently being conducted, which licenses and permits (and any exceptions thereto) are set forth in Section 3.1(l) of the Disclosure Schedule. Such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof, no proceeding is pending or, to the knowledge of the Company and the Shareholders, threatened, to revoke or limit any thereof, and neither the Company nor the Shareholders know of any basis for any such proceeding.

               (ii) There are no conditions relating to the Company or relating to the Company's ownership, use or maintenance of any real property previously owned or operated by the Company or any of its affiliates, and neither the Company nor the Shareholders know or have reason to know of any such condition in respect of such real property not related to the ownership, use or maintenance, that could lead to any liability for violation of any Federal, state, county or local laws, regulations, orders or judgments relating to pollution or protection of the environment or any other applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements. The Company has received, handled, used, stored, treated, shipped and disposed of all hazardous or toxic materials, substances and wastes (whether or not on its properties or properties owned or operated by others) in compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements.

          (m)  Labor Relations; Employees. (i) Within the last five years, the
               --------------------------
Company has not experienced any labor disputes with, or any work stoppages by, a group of employees due to labor disagreements and, to the knowledge of the Company and the Shareholders, there is no such dispute or work stoppage threatened against the Company. No employee of the Company is represented by any union or collective bargaining agent and, to the knowledge of the Company and the Shareholders, there has been no union organizational effort in respect of any employees of the Company within the past five years.

               (ii) Section 3.1(m)(ii) of the Disclosure Schedule contains a list of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), under which the Company has any current or future obligation or liability or under which any employee or former employee (or beneficiary of any employee or former employee) of the Company has or may have any current or future right to benefits (the term "plan" shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to individually as a "Plan"). The Company has delivered to MCNS true and complete copies of (A) the current plan document (including all amendments adopted since the most recent restatement) and the most recent summary plan description (including all summaries of material modification prepared since the most recent summary plan description); (B) annual reports for the three most recent years for which reports have been filed; (C) each related trust agreement, insurance contract, service provider agreement, or investment management agreement (including all amendments to each such document); and (D) the most recent IRS determination letter. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986 (the "Code") has been determined by the IRS to be tax qualified under Sections 401(a) and 501(a) of the Code and, nothing has occurred since the date of such determination or application that would adversely affect the qualified status of any such Plan. There has been no prohibited transaction within the meaning of
Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan.

               (iii) No Plan is subject to the provisions of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No Plan is subject to Title IV of ERISA. During the past five years, neither the Company nor any business or entity then controlling, controlled by, or under common control with the Company contributed to or was obliged to contribute to an employee pension plan that was subject to Title IV of ERISA. The Company has not at any time maintained, or contributed to, any multiemployer plan described in Section 3(37) of ERISA, or incurred any withdrawal liability under ERISA, and the transactions contemplated by this Agreement will not subject the Company to any withdrawal liability under ERISA.

               (iv) There are no actions, claims, lawsuits or arbitrations (other than routine claims for benefits) pending, or, to the knowledge of the Company and the Shareholders, threatened, with respect to any Plan or the assets of any Plan, and neither the Company nor the Shareholders have knowledge of any facts which could give rise to any such actions, claims, lawsuits or arbitrations (other than routine claims for benefits). The Company has satisfied all funding, compliance and reporting requirements for all Plans. With respect to each Plan, the Company has paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due, the payment has been made within the time required by applicable law and, if applicable, within the deadline for claiming a tax deduction for the year with respect to which the contribution is made, and any such expense accrued but not yet due has been properly reflected in the financial information in Section 3.1(e) of the Disclosure Schedule.

               (v) No Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death, survivor, or similar benefits (whether or not insured) to or in respect of any person for any period extending beyond termination of employment, except to the extent required under any state insurance law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code. No Plan covers any individual other than employees of the Company and their dependents under the health and child care policies listed in Section 3.1(m)(ii) of the Disclosure Schedule and delivered to MCNS.

               (vi) The consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not (A) entitle any current or former employee, officer, consultant, or agent of the Company to severance pay termination benefits, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, officer, consultant, or agent,
(C) obligate MCNS or any of its affiliates to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any employee, consultant, or agent of the Company for periods before the Closing Date or for personnel whom MCNS does not actually employ, or (D) require assets to be set aside or other forms of security to be provided with respect to any liability under any Plan.

               (vii) The Company has not made any representations or warranties (whether written or oral, express or implied) contractually or otherwise to any client or customer of the Company that the Company's employees rendering services to such client or customer are not "leased employees" (within the meaning of Section 414(n) of the Code) or that such employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a "Pension Benefit Plan") of such client or customer relating either to (A) providing benefits to employees of the Company under a Pension Benefit Plan of the Company or (B) making contributions to or reimbursing such client or customer for any contributions made to a Pension Benefit Plan of such client or customer on behalf of employees of the Company.

               (viii) The Company has complied in all material respects with all applicable provisions of ERISA and the Code, and with any other laws, rules, and regulations that are applicable to the Plans. To the best of the Company's and the Shareholders' knowledge, no Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service (the "IRS") or the Department of Labor. The Company has no plan or commitment, whether legally binding or not, to create any additional Plan or to change the terms of any existing Plan.

          (n)  Accounts Receivable.  Section 3.1(n) of the Disclosure Schedule
               -------------------
contains a true aged list of unpaid accounts and notes receivable owing to the Company as of the month end prior to the date of this Agreement and the expected date of payment of each such receivable, all of which, to the Company's and the Shareholders' knowledge, are collectible in the ordinary course of business without the provision of further services by the Company or the Surviving Corporation. MCNS acknowledges and agrees that the Shareholders are not guaranteeing the collection of such receivables.

          (o)  Customers. Section 3.1(o) of the Disclosure Schedule contains (i)
               ---------
a true and complete list of the customers of the Company for each of the year ended December 31, 1999 and the period beginning January 1, 2000 and ending the month end prior to the date of this Agreement and, as of the date hereof, any additions or deletions of customers from such month end to the date of this Agreement, (ii) a true and complete description of the effective date and expiration date and history of renewals for and commission revenues generated under contracts with each of the customers listed in Section 3.1(o) of the Disclosure Schedule, (iii) a true and complete list of all contracts pursuant to which the Company provides goods or services to its customers (the "Client Contracts") and (iv) a true and correct description of (A) the terms and conditions of each oral Client Contract, (B) any and all disputes or defaults arising under or with respect to the Client Contracts in connection with which a client has threatened, or is expected to, terminate its contract with the Company or claim for damages, and (C) all loans or advances made by the Company to or on behalf of its customers, which description includes the date of such loan or advance and the principal balance outstanding as of the date of this Agreement under each such loan or advance. The Client Contracts are valid and enforceable in accordance with their respective terms with respect to the Company, and are valid and enforceable in accordance with their respective terms with respect to any other party thereto. To the Company's and Shareholders' knowledge, no customer of the Company has threatened to terminate, fail to renew or adversely modify any relationship with the Company.

          (p)  Accounts Payable.  Section 3.1(p) of the Disclosure Schedule
               ----------------
contains a true and complete list of all accounts payable of the Company as of the date hereof.

          (q)  Related Party Transactions. Except as set forth in Section 3.1(q)
               --------------------------
of the Disclosure Schedule, no current or former partner, director, officer, employee or shareholder of the Company or any associate or affiliate (as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") thereof, or any relative with a relationship of not more remote than first cousin of any of the foregoing, is presently, or during the 12-month period ending on the date hereof has been, (i) a party to any transaction with the Company (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate) or (ii) to the knowledge of the Company and the Shareholders, the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of the Company, nor does any such person receive income from any source other than the Company which relates to Company's business or should properly accrue to the Company.

          (r)  Taxes.  Except as set forth in Section 3.1(r) of the Disclosure
               -----
Schedule, all Federal, state, local and foreign tax returns and tax reports for periods ending on or prior to the Closing Date by the Company have been or will be filed, or a valid request for extension has been or will be filed with respect thereto, on a timely basis (including any extensions) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All such returns and reports are and will be true, correct and complete. Except as set forth in Section 3.1(r) of the Disclosure Schedule, all taxes due from and payable by the Company or the Shareholders with respect to amounts attributable to periods in which the Company was an S Corporation with in the meaning of Sections 1361 and 1362 of the Code (an "S Corporation") on or prior to the Closing Date have been fully paid on a timely basis. There are no liens for taxes other than statutory liens for taxes not yet due and payable. Except as set forth in Section 3.1(r) of the Disclosure Schedule, the Company is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by that jurisdiction, and the Company has not received any notice, or request for information from any such authority. Except as set forth in Section 3.1(r) of the Disclosure Schedule, neither the IRS nor any other taxing authority has contacted the Company or any Shareholder in connection with any tax return or report filed by the Company or any Shareholders with respect to amounts attributable to a period in which the Company was an S Corporation and there are no audits, examinations, claims or adjustments which, either individually or in the aggregate, could result in any liability for tax obligations of the Company in excess of the accrued liability for taxes shown on the combined financial statements contained in Section 3.1(e)(i) of the Disclosure Schedule. No waivers of statutes of limitations have been given or requested with respect to the Company. Except as set forth in Section 3.1(r) of the Disclosure Schedule, no differences exist between the amounts of the book basis and the tax basis of assets that are not accounted for by an accrual on the books, in accordance with GAAP, of the Company for Federal income tax purposes. Except as set forth in Section 3.1(r) of the Disclosure Schedule, the Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company, and the IRS has proposed no adjustment or change in accounting method. The Company is not a member of an affiliated group as defined in Section 1502 of the Code or any comparable state, local or foreign provision. The Company is not a party to any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any closing agreement or other agreement relating to taxes with any taxing authority). The Company is not a party to any agreement, contract or arrangement that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 162(n) of the Code. The Company has not filed a consent pursuant to Section 341 of the Code. The Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. All transactions or methods of accounting that could give rise to an understatement of Federal income tax (within the meaning of Section 6661 of the Code for tax returns filed on or before December 31, 1990, and within the meaning of Section 6662 of the Code for tax returns filed after December 31, 1990) have been adequately disclosed on the tax returns in accordance with Section 6661(b)(2)(B) of the Code for tax returns filed on or prior to December 31, 1990, and in accordance with Section 6662(d)(2)(B) of the Code for tax returns filed after December 31, 1990. The Company is not nor has it been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code. The Company has complied (and until the Closing will comply) with all applicable laws relating to the payment and withholding of taxes (including, but not limited to, withholding and reporting requirements under Section 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other laws) and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required. From June 21, 1996 until December 24, 1997 the Company was a validly electing S Corporation at all times.

          For purposes of this Agreement, "taxes" means all Federal, state, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, excise, withholding and other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts.

          (s)  Disclosure.  There have been no events, transactions or
               ----------
information relating to the Company which, singly or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. No representation or warranty of the Company or the Shareholders contained in this Agreement, as modified by the Disclosure Schedule, and no statement contained in any certificate, schedule, annex, list or other writing furnished to MCNS, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

          (t)  Bank Accounts; Powers-of-Attorney. (i)  Section 3.1(t)(i) of
               ---------------------------------
the Disclosure Schedule contains a true and complete list of (A) all bank accounts and safe deposit boxes of the Company and all persons who are signatories thereunder or who have access thereto and (B) the names of all persons holding general or special powers-of-attorney from the Company and a summary of the terms thereof.

               (ii) Except as set forth in Section 3.1(u)(ii) of the Disclosure Schedule, the Company does not maintain nor has it maintained any escrow or custody accounts with respect to customer funds.

          (u)  Brokers.  No agent, broker, investment banker, person or firm
               -------
acting on behalf of any Shareholder or the Company or under the authority of any Shareholder or the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

          SECTION 3.2.  Representations and Warranties by MCNS and Sub.  MCNS
                        ----------------------------------------------
and Sub jointly and severally represent and warrant to Shareholders as follows:

          (a)  Organization, Standing and Power. Each of MCNS and Sub (i) is a
               --------------------------------
corporation duly organized, validly existing and in good standing under the laws, respectively, of the States of Delaware and New York and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of MCNS and Sub is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except where the failure, singly or in the aggregate, to be so qualified or in good standing could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings or business of MCNS and its subsidiaries taken as a whole (a "MCNS Adverse Effect").

          (b)  Authority; Binding Agreements.  The execution and delivery of
               -----------------------------
this Agreement and all other agreements and documents to which MCNS or Sub is a party as contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of MCNS and Sub. Each of MCNS and Sub has all requisite corporate power and authority to enter into this Agreement and the other agreements and documents to which MCNS or Sub is a party as contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby and this Agreement and such other agreements and documents have been, or upon execution and delivery thereof will be, duly executed and delivered by each of MCNS and Sub (to the extent it is a party). This Agreement and such other agreements and documents are, or upon execution and delivery thereof will be, the valid and binding obligations of each of MCNS and Sub (to the extent it is a party), enforceable against such person in accordance with their respective terms.

          (c)  Conflicts; Consents.  The execution and delivery of this
               -------------------
Agreement and the other agreements and documents to which MCNS or Sub is a party as contemplated by this Agreement, the consummation of the transactions contemplated hereby and thereby and compliance by MCNS and Sub with the provisions hereof and thereof do not and will not (i) conflict with or result in a breach of the certificate of incorporation, by-laws or other constitutive documents of MCNS or Sub, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which MCNS or Sub is a party, or by which MCNS or Sub or any of MCNS's or Sub's properties or assets, may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall be obtained before the Closing, or
(iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to MCNS or Sub or MCNS's or Sub's properties or assets. No consent or approval by, or any notification of or filing with, any person is required in connection with the execution, delivery and performance by MCNS or Sub of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC of such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such filings as may be required under state securities or "blue sky" laws in connection with the issuance of the MCNS Common Stock in connection with the transactions contemplated hereby, and
(iii) the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

          (d)  Capitalization.  The authorized capital stock of MCNS consists of
               --------------
100,000,000 shares of MCNS Common Stock and 5,000,000 shares of preferred stock. At the close of business on December 31, 1999, (i) 47,474,249 shares of MCNS Common Stock were issued and outstanding, (ii) no shares of MCNS Common Stock were held by MCNS in its treasury, (iii) 2,540,000 shares of MCNS Common Stock were reserved for issuance upon exercise of outstanding employee stock options to purchase shares of MCNS Common Stock and (iv) 4,460,000 shares of MCNS Common Stock were reserved for issuance upon exercise of employee stock options that are not outstanding but may be issued in the future under various stock option plans described, or incorporated by reference, in the MCNS SEC Documents (as defined in Section 3.2(e)). Except as set forth in the MCNS SEC Documents, at the time of execution of this Agreement, no shares of capital stock or other voting securities of MCNS are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of MCNS are, and all shares issued to Shareholders pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as described in the MCNS SEC Documents there are no bonds, debentures, notes or other indebtedness or securities of MCNS having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of MCNS may vote. Except as set forth in the MCNS SEC Documents, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which MCNS or any of its subsidiaries is a party or by which any of them is bound obligating MCNS or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of MCNS or of any of its subsidiaries or obligating MCNS or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in the MCNS SEC Documents, there are no outstanding commitments, agreements, arrangements or undertakings of any kind obligating MCNS or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of MCNS or any of its subsidiaries.

          (e)  SEC Documents; Financial Statements.  (i)  MCNS has filed all
               -----------------------------------
reports, proxy statements, registration statements, forms and other documents required to be filed with the SEC since January 1, 1998 (the "MCNS SEC Documents"). As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (a) the MCNS SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the MCNS SEC Documents (except as to the financial statements contained therein, which are dealt with below hereof) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (ii) The financial statements of MCNS (including, in each case, any notes and schedules thereto) included in the MCNS SEC Documents (a) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (b) are in conformity with GAAP, applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during periods involved (except as may be indicated in the related notes and schedules thereto) and (c) fairly present, in all material respects, the consolidated financial position of MCNS and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (f)  Brokers.  No agent, broker, investment banker, person or firm
               -------
acting on behalf of the Purchaser or MCNS or under the authority of the Purchaser or MCNS is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

                                  ARTICLE IV

                             Additional Agreements
                             ---------------------

          SECTION 4.1.   Payment of Accounts Payable.  MCNS shall, within
                         ---------------------------
three business days of Closing, pay to the entities listed on Section 3.1(p) of the Disclosure Schedule the payables set forth next to the names of such entities.

          SECTION 4.2.   Expenses.  Each party hereto shall bear its own costs
                         --------
and expenses incurred in connection with the transactions contemplated hereby.

          SECTION 4.3.   Conduct of Business.  (a)  From the date hereof until
                         -------------------
the Closing Date, except as otherwise consented to by MCNS in writing, Shareholders shall cause the Company to operate its business only in the ordinary course of business consistent with past practice.

          (b) Without limiting the generality of the foregoing, Shareholders shall prohibit the Company, without the prior written consent of MCNS, directly or indirectly, to cause or permit any state of affairs, action or omission described in clauses (i) through (xv) of Section 3.1(f).

          SECTION 4.4.   Further Assurances.  Each of the parties hereto
                         ------------------
agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article V hereof are satisfied, insofar as such matters are within the control of any of them. In case at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

          SECTION 4.5.   Releases; Prior Compensation.  Each Shareholder agrees
                         ----------------------------
and acknowledges that he has been paid in full for all services rendered to the Company prior to the date hereof and has no outstanding claims against the Company for any amounts arising because of such employment or otherwise. Shareholders hereby release the Company and all of the Company's affiliates from all rights any Shareholder may have to acquire any securities of the Company and all actions, suits, debts, promises, agreements, damages, demands or claims of any kind whatsoever arising from any event or action prior to the date hereof that any Shareholder had, has or may in the future have against the Company, except for the matters arising under this Agreement or related to the transactions contemplated hereby.

          SECTION 4.6.   Public Announcements.  MCNS, on the one hand, and
                         --------------------
Shareholders, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, press releases or other public statements, if any, with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market.

                                   ARTICLE V

                             Conditions Precedent
                             --------------------

          SECTION 5.1.   Conditions to Obligations of MCNS and Sub.  The
                         -----------------------------------------
obligations of MCNS and Sub to perform this Agreement are subject to the satisfaction or waiver of the following conditions unless waived by MCNS or Sub:

          (a)  Authorization.  All actions necessary to authorize the execution,
               -------------
delivery and performance of this Agreement and the other agreements and documents to which any Shareholder is a party as contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Company or Shareholders and the Company and Shareholders shall have full power and authority to enter into and deliver such agreements and to consummate the transactions contemplated hereby and thereby.

          (b)  Representations and Warranties.  The representations and
               ------------------------------
warranties of Shareholders contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and the Company and the Shareholders shall have performed and complied with all covenants and agreements required to be performed or complied with on or prior to the Closing Date. As of the Closing Date, there shall have been no Company Material Adverse Effect.

          (c)  Consents, Amendments and Terminations.  MCNS shall have received
               -------------------------------------
duly executed and delivered copies of all waivers, consents, terminations and approvals contemplated by Sections 3.1(d) of the Disclosure Schedule, all in form and substance reasonably satisfactory to MCNS.

          (d)  Certificates.  MCNS shall have received (i) a certificate of the
               ------------
Chairman of the Board and the President of the Company in substantially the form of Exhibit F, (ii) a certificate of the Secretary of the Company substantially in the form of Exhibit G, and (iii) a certificate of each Shareholder substantially in the form of Exhibit H.

          (e)  Opinion of Counsel.  MCNS shall have received the opinion dated
               ------------------
the Closing Date of Putney, Twombly, Hall & Hirson LLP, counsel to Shareholders and the Company, in substantially the form of Exhibit A.

          (f)  Consulting Agreements.  Joseph McCallion and Cheryl Harris shall
               ---------------------
have duly executed the Consulting Agreements in substantially the forms of Exhibit A and Exhibit B, respectively.

          (g)  Employee Agreements. Certain employees of the Company, as listed
               -------------------
in Annex I, shall have duly executed and delivered to MCNS the Employee Agreement, in substantially the form of Exhibit E.

          (h)  Investment Agreement.  The Shareholders shall have duly executed
               --------------------
and delivered to MCNS the Investment Agreements, in substantially the form of Exhibit C.

          (i)  Escrow Agreement.  Each shareholder shall have duly executed and
               ----------------
delivered to MCNS the Escrow Agreement, in substantially the form of Exhibit D.

          (j)  Books and Records.  MCNS shall have received the complete stock
               -----------------
ledgers, minute books and similar corporate records of the Company.

          (k)  Share Certificates and Letter of Transmittal.  MCNS shall have
               --------------------------------------------
received certificates representing all of the Company Shares, together with a duly executed letter of transmittal substantially in the form of Exhibit J.

          (l)  Good Standing Certificates.  MCNS shall have received
               --------------------------
certificates from the Secretary of State or other appropriate official to the effect that the Company is in good standing or subsisting in such jurisdiction, and attesting to its payment of all franchise or similar taxes. MCNS shall have received a certificate from the Secretary of State or other appropriate official in each jurisdiction in which the Company is qualified or admitted to do business to the effect that the Company is duly qualified or admitted in good standing in such jurisdiction.

          (m)  Officer and Director Resignations.  MCNS shall have received
               ---------------------------------
evidence of resignations of all officers and directors of the Company.

          (n)  Other Documents.  MCNS and Sub shall have received such other
               ---------------
documents, certificates or instruments as they may reasonably request.

          SECTION 5.2.   Conditions of Obligations of Shareholders.  The
                         -----------------------------------------
obligations of Shareholders to perform this Agreement are subject to the satisfaction of the following conditions unless waived by Shareholders:

          (a)  Authorization.  All actions necessary to authorize the execution,
               -------------
delivery and performance of this Agreement and the other agreements and documents to which MCNS or Sub is a party as contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by MCNS and Sub, as the case may be, and MCNS and Sub shall have full power and authority to enter into and deliver such agreements and to consummate transactions contemplated hereby and thereby, as applicable.

          (b)  Representations and Warranties.  The representations and
               ------------------------------
warranties of MCNS and Sub contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and MCNS and Sub shall have performed and complied with all covenants and agreements required to be performed or complied with on or prior to the Closing Date.

          (c)  Consulting Agreements.  MCNS shall have duly executed the
               ---------------------
Consulting Agreements substantially in the forms of Exhibit A and Exhibit B.

          (d)  Certificate.  Shareholders shall have received a certificate of
               -----------
the Chief Financial Officer and General Counsel of MCNS and Sub confirming the matters set forth in Section 5.2(b) in substantially the form of Exhibit K.

          (e)  Opinion of Counsel.  Shareholders shall have received the opinion
               ------------------
dated the Closing Date of Covington & Burling, counsel to MCNS and Sub, in substantially the form of Exhibit L.

          (f)  Payments.  Shareholders shall have received, pursuant to Section,
               --------
the Merger Consideration; provided however, that the certificates representing the MCNS Common Stock portion of the Merger Consideration shall be delivered to the shareholders at the address set forth in the Letters of Transmittal as promptly as practicable following the Effective Time.

          (g)  Other Documents.  Shareholders shall have received such other
               ---------------
documents, certificates or instruments as it may reasonably request.

                                  ARTICLE VI

                                   Indemnity
                                   ---------

          SECTION 6.1.   Indemnification. (a) Subject to the limitations set
                         ---------------
forth in Section 6.1(c), Shareholders jointly and severally indemnify and hold harmless MCNS, Sub and their respective affiliates, directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses (collectively, "Losses") incurred or suffered by any such person arising from, by reason of or in connection with

               (i) any misrepresentation or breach of any representation, warranty or agreement of the Company or of any Shareholder contained in this Agreement or any certificate or other document delivered by any Shareholder hereunder;

               (ii) the non-fulfillment by the Company or any Shareholder of any agreement made by the Company or such Shareholder in this Agreement;

               (iii) the conduct of the business or other operations of the Company before or on the Closing Date or any condition existing relating to product or environmental liability prior to the Closing Date; and

               (iv) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i) through (iii) of this Section 6.1(a).

          (b) MCNS and Sub jointly and severally indemnify and hold harmless Shareholders, and their respective agents and representatives, from and against any and all Losses incurred or suffered by any such person arising from, by reason of or in connection with:

               (i) any misrepresentation or breach of any representation, warranty or agreement of MCNS or Sub contained in this Agreement or any certificate or other document delivered by MCNS or Sub hereunder;

               (ii) the non-fulfillment by MCNS or Sub of any agreement made by it in this Agreement; and

               (iii) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i) and (ii) of this Section 6.1(b).

          (c) Notwithstanding anything to the contrary in this Section 6.1, in connection with any claim for indemnification for Losses under this Section 6.1,
(i) MCNS shall have recourse
against each Shareholder only to the extent of the value of the Merger Consideration received by each Shareholder as set forth in Annex II of this Agreement, and the Shareholders, in the aggregate, shall have recourse against MCNS only to the extent of the aggregate Merger Consideration received by all the Shareholders, such value to be determined, in each case, by the sum of (x) the cash received by such Shareholder as part of the Merger Consideration and
(y) the value of the MCNS Common Stock (based on the average closing price of the MCNS Common Stock for the ten consecutive trading days ending three days prior to the Closing Date) received by such Shareholder as part of the Merger Consideration, (iii) Neither party's rights to indemnification under this
Section 6.1 shall arise until such Losses, in the aggregate, exceed $50,000, whereupon indemnification shall arise with respect to the full amount of Losses under this Section 6.1 (including such first $50,000), (iv) all indemnification obligations of the Shareholders to MCNS under this Section 6.1 shall be first satisfied by the property held under the Escrow Agreement, and (v) in the event that a Shareholder shall use MCNS Common Stock to satisfy an indemnification obligation, such shares shall be valued at the per share closing price for the MCNS Common Stock on the date that such Shareholder receives notice of an indemnification obligation.

          (d) In case any claim or litigation which might give rise to any obligation of a party under the indemnity and reimbursement provisions of this Agreement (each an "Indemnifying Party") shall come to the attention of the party seeking indemnification hereunder (the "Indemnified Party"), the Indemnified Party shall notify in writing promptly the Indemnifying Party of the existence and amount thereof. Failure to give such notice shall not prejudice the rights of the Indemnified Party, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. The Indemnifying Party shall be entitled to participate in and, if (i) in the judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party.

          (e) MCNS and Sub may, and may direct the Company to, set off against any amounts due to any Shareholder (including amounts due such Shareholder under any employment agreement with such Shareholder), the amount of any indemnity to which MCNS or Sub becomes entitled under this Agreement; provided that MCNS or Sub may exercise this right of setoff only following an adjudication as to the liability of a Shareholder. The obligations of a Shareholder under this Section
6.1 for any claim to indemnity shall be reduced by the amount (if any) that MCNS or Sub so sets off for such claim.

          SECTION 6.2.   Limitations.  The indemnification and reimbursement
                         -----------
obligations (other than for claims relating to or arising out of representations, warranties, and agreements that survive the Expiration Date pursuant to Section 7.6) hereunder shall expire on April 1, 2001 (the "Expiration Date"), except as to any claims for, or any claims that may result in, any liability, judgment, claim, settlement, loss, damage, fee, lien, tax, penalty, obligation or expense for which indemnity may be sought hereunder of which the Indemnifying Party has received written notice from the Indemnified Party on or before the Expiration Date.

          SECTION 6.3.   No Election.  Nothing contained in this Article VI
                         -----------
shall be deemed an election of remedies under this Agreement or limit in any way the liability of any party under any other agreement to which such party is a party relating to this Agreement or the transactions contemplated by this Agreement.

                                  ARTICLE VII

                                 Miscellaneous
                                 -------------

          SECTION 7.1.   Entire Agreement.  This Agreement, the Operative
                         ----------------
Documents and the schedules and exhibits hereto contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties.

          SECTION 7.2.   Termination.  (a)  This Agreement shall terminate on
                         -----------
the earlier to occur of any of the following events:

               (i)       the mutual written agreement of MCNS and Shareholders;

               (ii) by written notice of MCNS or any Shareholder to the other parties hereto, if the Closing shall not have occurred prior to the close of business on March 1, 2000;

               (iii) by written notice of MCNS to Shareholders, if any Shareholder shall have materially breached any of its representations, warranties or agreements contained herein; or

               (iv) by written notice of any Shareholder to MCNS, if either MCNS or Sub shall have materially breached any of its representations, warranties or agreements contained herein.

          (b) Nothing in this Section shall relieve any party of any liability for a breach of this Agreement prior to the termination hereof. Except as aforesaid, upon the termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except their obligations under Sections 4.2, 4.6 and Article VI.

          SECTION 7.3.   Descriptive Headings; Certain Interpretations. (a)
                         ---------------------------------------------
Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          (b) Whenever any party makes any representation, warranty or other statement to such party's knowledge, such party will be deemed to have made due inquiry into the subject matter of such representation, warranty or other statement, provided, however, that with respect to Khurshed F. Birdie, and Charles Stafford, "knowledge" shall mean actual knowledge

          (c) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "any" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a person includes its permitted successors and assigns; (vi) a reference to generally accepted accounting principles refers to United States generally accepted accounting principles; and (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the Article, Section, Exhibit or Schedule of this Agreement.

          SECTION 7.4.   Notices.  All notices, requests and other
                         -------
communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to MCNS or Sub, to:

              Mediconsult.com, Inc.
              1330 Avenue of the Americas
              New York, NY 10019
              Telecopy: 212-520-2901
              Attention: E. Michael Ingram, Esq.

with a copy to:

              Covington & Burling
              1330 Avenue of the Americas
              New York, New York 10019
              Telecopy: 212-841-1010
              Attention: Scott F. Smith, Esq.

If to Shareholders to the address or telecopy number of Shareholders set forth on the signature pages of this Agreement, with a copy to:

              Putney, Twombly, Hall & Hirson LLP
              521 Fifth Avenue
              New York, New York 10175
              Telecopy: (212) 682-9380
              Attention: William M. Pollak

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received if delivered personally, upon receipt of the transmission report if delivered by facsimile or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

          SECTION 7.5.   Counterparts.  This Agreement may be executed in any
                         ------------
number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          SECTION 7.6.   Survival.  Except as set forth in 6.2, all
                         --------
representations and warranties, agreements and covenants contained herein or in any document delivered pursuant hereto or in connection herewith (unless otherwise expressly provided herein or therein) shall survive the Closing and shall remain in full force and effect until the Expiration Date; provided that the representations and warranties in Section 3.1(a), (c), (d), (m) and (r) and
Section 3.2(a) and (b) and the agreements in Section 4.7 shall not expire on the Expiration Date and shall survive, as set forth therein, or, if not set forth therein, shall survive forever or until the expiration of the applicable statute of limitations, if earlier.

          SECTION 7.7.   Benefits of Agreement.  All of the terms and provisions
                         ---------------------
of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

          SECTION 7.8.   Amendments and Waivers.  No modification, amendment or
                         ----------------------
waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          SECTION 7.9.   Assignment.  This Agreement and the rights and
                         ----------
obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other parties hereto. Any instrument purporting to make such assignment shall be void.

          SECTION 7.10.  Enforceability.  It is the desire and intent of the
                         --------------
parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

          SECTION 7.11.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND
                         -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.


MEDICONSULT.COM, INC.                                          NORTHSTAR ACQUISITION, INC.




By: /s/ E. Michael Ingram                                      By: /s/ E. Michael Ingram
    ---------------------                                          ---------------------
Name:                                                              Name:
Title                                                              Title

WEB NORTHSTAR INTERACTIVE CORP.



By: /s/ Cheryl Harris
    -----------------
Name:
Title


SHAREHOLDERS:
                                                               /s/ Cheryl Harris
                                                               --------------------------------------
                                                               Cheryl Harris
                                                               Address:

                                                               Telecopy:
/s/ Joseph McCallion
-----------------------------------------                      /s/ Khurshed F. Birdie
Joseph McCallion                                               --------------------------------------
Address:                                                       Khurshed F. Birdie
                                                               Address:
Telecopy:
                                                               Telecopy:

                                                               /s/ Charles Stafford
                                                               --------------------------------------
                                                               Charles Stafford
                                                               Address:

                                                               Telecopy:

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